Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

Contact:
David Smith
212-479-3140

New Senior Announces Expiration And Preliminary Results
Of Modified “Dutch Auction” Self-Tender Offer

Company Remains Committed To Returning Capital
To Stockholders Through Share Repurchase Program

NEW YORK — January 20, 2016 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) today announced the expiration and preliminary results of its modified “Dutch auction” self-tender offer to repurchase up to $30,000,000 in cash of shares of its common stock.

New Senior’s modified “Dutch auction” self-tender offer expired at 5:00 p.m., New York City time, on January 19, 2016.  Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the self-tender offer, 8,791,816 shares of New Senior’s common stock, including 2,112,044 shares that were tendered through notice of guaranteed delivery, were properly tendered and not properly withdrawn at a price at or below the expected final purchase price of $9.00 per share.  In accordance with the terms of the self-tender offer, and based on these preliminary results, New Senior expects to repurchase 3,333,333 shares of its common stock at a purchase price of $9.00 per share on a pro rata basis, except for tenders of odd lots, which will be accepted in full, for a total cost of approximately $30,000,000, excluding fees and expenses relating to the self-tender offer. As such, the Company has determined that the preliminary proration factor for the tender offer is approximately 37.9%.  The shares expected to be repurchased in the self-tender offer represent approximately 3.90% of New Senior’s issued and outstanding common stock as of January 19, 2016.

The number of shares expected to be repurchased in the self-tender offer, the purchase price and the proration factor referred to above are preliminary and subject to change. New Senior will fund the repurchase of shares in the self-tender offer using a portion of its cash and cash equivalents on hand. Payment for shares of New Senior common stock accepted for purchase in the self-tender offer will occur promptly after the final number of shares properly tendered and not properly withdrawn and the final purchase price is confirmed by the depositary for the self-tender offer.

New Senior remains committed to returning capital to its stockholders through its previously announced share repurchase program.  Based on the preliminary results described above, New Senior estimates that its remaining capacity under this program is $89.7 million.  Under the program, the Company may repurchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of any repurchases will depend on a number of factors including the price and availability of the Company's shares, trading volume, capital availability, Company performance and general economic and market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate repurchases of shares.  The share repurchase program may be suspended or discontinued at any time.

Morgan Stanley & Co. LLC is serving as dealer manager for the self-tender offer.  Innisfree M&A Incorporated is serving as information agent for the self-tender offer and American Stock Transfer & Trust Company, LLC is serving as depositary for the self-tender offer.  Stockholders and investors who have questions or need information about the self-tender offer may contact Innisfree M&A Incorporated at 1-888-750-5834.

ABOUT NEW SENIOR

New Senior is a real estate investment trust focused on investing in senior housing properties across the United States. The Company is the only pure play senior housing REIT and is one of the largest owners of senior housing properties. Currently, New Senior owns 154 properties located across 37 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain items in this press release, including without limitation statements about the Company’s modified “Dutch auction” self-tender offer and related share repurchase program constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of trends and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for New Senior to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Senior expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Senior’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.